EXHIBIT 21

JEFFERSON CAPITAL INTERESTS, INC.

BRIDGE-21 HOLDINGS, INC.

Bridge-21 Partners, LLC

Bridge-21 Management, LLC

Bridge-21 Development, LLC

Global Real Estate Advisory Services, LLC

CFG FINANCIAL SERVICES, INC.

CFG Commercial Real Estate Finance, LLC

CFG Equipment Financial Services, LLC

CFG Technology Finance, LLC

CFG Business Capital, LLC

CFG Credit Funding, LLC

CFG Trust Company, Inc.

CFG Investments, S.A.

PANAMA INTERNATIONAL AIR, S.A.